Exhibit 99.1

FTD COMPANIES, INC. COMPLETES PROVIDE COMMERCE ACQUISITION

Transaction Closed on December 31, 2014

FTD Board Expands from Seven to 11 Directors

DOWNERS GROVE, Ill. and ENGLEWOOD, Colo., (December 31, 2014) — FTD Companies, Inc. (“FTD”) (Nasdaq: FTD) and Liberty Interactive Corporation (“Liberty Interactive”) (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) today announced the closing of the acquisition by FTD of Liberty Interactive’s Provide Commerce floral and gifting business.  Provide Commerce is now a wholly-owned subsidiary of FTD.

As part of the transaction, FTD issued 10.2 million shares of its common stock to Liberty Interactive as partial consideration for the acquisition. In addition, FTD paid Liberty Interactive $144.7 million in cash, which includes $23.3 million related to cash on hand at closing and an estimated working capital adjustment. As of the closing, FTD has approximately 29.2 million shares outstanding, with Liberty Interactive owning approximately 35% of FTD shares outstanding.

FTD’s management team will remain in place, with Robert S. Apatoff continuing as President and CEO and Robert Berglass continuing as Chairman of the FTD Board. In connection with the closing of the transaction, the FTD Board will expand from seven to 11 directors, with Liberty Interactive selecting four new directors for appointment to the Board.

“We welcome the Provide Commerce team to the FTD family and look forward to bringing together Provide Commerce’s complementary collection of respected and highly recognizable e-commerce brands with ours. We will create one of the most compelling selections of floral and gifting products in the marketplace today, with greater convenience and choice for our customers,” said Mr. Apatoff. “Together, we will expand the breadth of our brands and pursue opportunities to further diversify our revenue streams. We will also look to open up additional avenues for growth and innovation, all with a goal of creating incremental value for FTD stockholders over time.”

Mr. Apatoff continued, “We are very pleased to welcome our four new board members, Candace Duncan, Sue Ann Hamilton, Robin Pringle, and Chris Shean. Each of these new directors will be a great resource for FTD and we are looking forward to their future contributions.”

“We are excited to become the largest shareholder in FTD,” said Gregory B. Maffei, President and CEO of Liberty Interactive. “Rob and his management team have built an impressive business and with the addition of the complementary businesses of Provide Commerce we are confident they will drive even greater value.”

About FTD

FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral and gift products to consumers primarily in the United States, Canada, the United Kingdom and the Republic of Ireland. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man® logo which is displayed in nearly 40,000 floral shops in approximately 150 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers, ProPlants, Shari’s Berries, Personal Creations, Cherry Moon Farms, Flying Flowers, Flowers Direct, Drake Algar, Kalla, Sincerely and Gifts.com. FTD Companies, Inc. is headquartered in Downers Grove, IL. For more information, please visit www.ftdcompanies.com.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those interests are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive’s subsidiary, QVC, Inc., and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation’s businesses and assets other than those attributed to the QVC Group, including its interests in Expedia and FTD, its subsidiaries Backcountry.com, Bodybuilding.com, CommerceHub, LMC Right Start and Evite, and minority interests in Time Warner, Time Warner Cable, Lending Tree and Interval Leisure Group.

Cautionary Information Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about our strategies; statements regarding acquisitions, including the acquisition of Provide Commerce; the anticipated benefits of our separation from United Online; future financial performance; revenues; segment metrics; operating expenses; market trends, including those in the markets in which we compete; liquidity; cash flows and uses of cash; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; our ability to repay indebtedness and invest in initiatives; our products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s press release issued on July 30, 2014 and the Company’s definitive proxy statement filed on November 3, 2014, relating to the acquisition of Provide Commerce and the factors disclosed in the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), including without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts for FTD

Investor Relations:

Jandy Tomy

630-724-6984

ir@ftdi.com

Media Inquiries:

Emily Bucholz

630-724-6692

pr@ftdi.com

Contacts for Liberty Interactive Corporation

Investor Relations:

Courtnee Ulrich

720-875-5420

courtnee@libertymedia.com